news release

FOR RELEASE AT 5:30 AM PDT
NOVEMBER 1, 2019

Chevron Reports Third Quarter Net Income of $2.6 Billion

•	Cash flow from operations of $7.8 billion

•	Share repurchases of $1.25 billion

San Ramon, Calif., Nov. 1, 2019 – Chevron Corporation (NYSE: CVX) today reported earnings of $2.6 billion ($1.36 per share - diluted) for third quarter 2019, compared with $4.0 billion ($2.11 per share - diluted) in the third quarter 2018. Included in the current quarter was a tax charge of $430 million related to a cash repatriation. Foreign currency effects increased earnings in the third quarter 2019 by $74 million.
Sales and other operating revenues in third quarter 2019 were $35 billion, compared to $42 billion in the year-ago period.
Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2019	2018	2019	2018
Earnings by business segment
Upstream	$2,704	$3,379	$9,310	$10,026
Downstream	828	1,373	1,809	2,939
All Other	(952)	(705)	(1,585)	(1,871)
Total (1)(2)	$2,580	$4,047	$9,534	$11,094
(1) Includes foreign currency effects	$74	$(51)	$(48)	$343
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Third quarter earnings and cash flow were solid, but down from our very strong results of a year ago,” said Michael Wirth, Chevron’s chairman of the board and chief executive officer. “Lower crude oil and natural gas prices more than offset a 3 percent increase in net oil-equivalent production from last year's third quarter.”
“Strong execution allows us to continue to deliver on our financial priorities, which are to pay the dividend, fund our superior portfolio of capital projects, further strengthen our balance sheet and return cash to shareholders. In the third quarter, we increased share repurchases to $1.25 billion, further demonstrating our commitment to deliver strong shareholder returns through the price cycle,” Wirth stated.
“We also advanced capital projects and added resource opportunities. In September, we sanctioned a waterflood project in the St. Malo Field in the Gulf of Mexico. We also acquired deepwater exploration blocks in the Mexican Gulf of Mexico and Brazil's Campos and Santos basins, strengthening our deepwater exploration portfolio.

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“Global demand for energy continues to grow, and we are committed to meet this demand with less environmental impact. We recently announced new goals to reduce net greenhouse gas emission intensity from upstream oil and natural gas production,” Wirth continued. “During the third quarter, we began capturing and storing carbon dioxide at our Gorgon LNG facility in Australia, one of the world’s largest greenhouse gas mitigation projects. Also, construction is underway on a new solar farm, which will supply low-carbon electricity to the Lost Hills Oil Field in California.”
UPSTREAM
Worldwide net oil-equivalent production was 3.03 million barrels per day in third quarter 2019, an increase of 3 percent from 2.96 million barrels per day from a year ago.

U.S. Upstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2019	2018	2019	2018
Earnings	$727	$828	$2,371	$2,314
U.S. upstream operations earned $727 million in third quarter 2019, compared with $828 million a year earlier. The decrease was primarily due to lower crude oil and natural gas realizations, the absence of third quarter 2018 asset sale gains, higher operating expenses and higher tax items. These decreases were partially offset by lower exploration and depreciation expenses, primarily due to the absence of the third quarter 2018 write-off of the Tigris Project in the Gulf of Mexico, and higher crude oil and natural gas production.
The company’s average sales price per barrel of crude oil and natural gas liquids was $47 in third quarter 2019, down from $62 a year earlier. The average sales price of natural gas was $0.95 per thousand cubic feet in third quarter 2019, down from $1.80 in last year’s third quarter.
Net oil-equivalent production of 934,000 barrels per day in third quarter 2019 was up 103,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico were partially offset by normal field declines in the base business. The net liquids component of oil-equivalent production in third quarter 2019 increased 11 percent to 726,000 barrels per day, while net natural gas production increased 17 percent to 1.24 billion cubic feet per day, compared to last year's third quarter.
Third quarter unconventional net oil-equivalent production in the Permian Basin was 455,000 barrels per day, representing growth of 35 percent compared to a year ago.

International Upstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2019	2018	2019	2018
Earnings*	$1,977	$2,551	$6,939	$7,712
*Includes foreign currency effects	$49	$(42)	$(97)	$295
International upstream operations earned $1.98 billion in third quarter 2019, compared with $2.55 billion a year ago. The decrease in earnings was mostly due to lower crude oil and natural gas realizations, and lower crude oil volumes, partially offset by lower depreciation and tax expenses. Foreign currency effects had a favorable impact on earnings of $91 million between periods.

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The average sales price for crude oil and natural gas liquids in third quarter 2019 was $56 per barrel, down from $69 a year earlier. The average sales price of natural gas was $5.62 per thousand cubic feet in the quarter, compared with $6.73 in last year’s third quarter.
Net oil-equivalent production of 2.10 million barrels per day in third quarter 2019 was down 26,000 barrels per day from a year earlier. Production increases from Wheatstone and other major capital projects were more than offset by normal field declines and the effect of asset sales. The net liquids component of oil-equivalent production decreased 3 percent to 1.10 million barrels per day in the 2019 third quarter, while net natural gas production of 5.97 billion cubic feet per day was essentially unchanged, compared to last year's third quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2019	2018	2019	2018
Earnings	$389	$748	$1,071	$1,847
U.S. downstream operations earned $389 million in third quarter 2019, compared with earnings of $748 million a year earlier. The decrease was due to higher operating expenses, primarily turnaround and maintenance costs, and lower margins on refined product sales.
Refinery crude oil input in third quarter 2019 increased 8 percent to 992,000 barrels per day from the year-ago period, primarily due to the acquisition of the Pasadena refinery in Texas. Refined product sales of 1.29 million barrels per day were up 5 percent from third quarter 2018, mainly due to higher gasoline sales.

International Downstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2019	2018	2019	2018
Earnings*	$439	$625	$738	$1,092
*Includes foreign currency effects	$27	$(7)	$49	$48
International downstream operations earned $439 million in third quarter 2019, compared with $625 million a year earlier. The decrease in earnings was largely due to the absence of 2018 gains from the southern Africa asset sale, partially offset by higher margins on refined product sales. Foreign currency effects had a favorable impact on earnings of $34 million between periods.
Refinery crude oil input of 625,000 barrels per day in third quarter 2019 decreased 85,000 barrels per day from the year-ago period, mainly due to the sale of the company’s interest in the Cape Town refinery in third quarter 2018 and crude unit maintenance in the third quarter 2019 at the Singapore Refining Company.
Total refined product sales of 1.36 million barrels per day in third quarter 2019 were down 5 percent from the year-ago period, mainly due to the sale of the southern Africa refining and marketing business in third quarter 2018.

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ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2019	2018	2019	2018
Net Charges*	$(952)	$(705)	$(1,585)	$(1,871)
*Includes foreign currency effects	$(2)	$(2)	$0	$0
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in third quarter 2019 were $952 million, compared with net charges of $705 million in the year-ago period. The change between periods was mainly due to higher tax items, including a tax charge of $430 million related to a cash repatriation, partially offset by lower corporate costs. Foreign currency effects did not impact earnings between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2019 was $21.7 billion, compared with $21.5 billion in the corresponding 2018 period. Excluding working capital effects, cash flow from operations in 2019 was $20.5 billion, compared with $23.3 billion in the corresponding 2018 period.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2019 were $15.0 billion, compared with $14.3 billion in the corresponding 2018 period. The amounts included $4.6 billion in 2019 and $4.1 billion in 2018 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 85 percent of the companywide total in 2019. Included in 2019 were $0.4 billion of inorganic expenditures, primarily associated with the acquisition of the Pasadena refinery in Texas.
# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of third quarter 2019 earnings with security analysts will take place on Friday, November 1, 2019, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” "is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries, or other natural or human causes beyond the company’s control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 21 of the company’s 2018 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
REVENUES AND OTHER INCOME	2019	2018	2019	2018

Sales and other operating revenues	$34,779	$42,105	$105,291	$118,564
Income from equity affiliates	1,172	1,555	3,430	4,685
Other income	165	327	1,445	738
Total Revenues and Other Income	36,116	43,987	110,166	123,987
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	19,882	24,681	60,420	70,658
Operating expenses *	6,400	6,161	18,731	18,001
Exploration expenses	168	625	498	960
Depreciation, depletion and amortization	4,361	5,380	12,789	14,167
Taxes other than on income	1,059	1,259	3,167	3,966
Interest and debt expense	197	182	620	558
Total Costs and Other Deductions	32,067	38,288	96,225	108,310
Income Before Income Tax Expense	4,049	5,699	13,941	15,677
Income tax expense	1,469	1,643	4,429	4,540
Net Income	2,580	4,056	9,512	11,137
Less: Net income (loss) attributable to noncontrolling interests	—	9	(22)	43
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$2,580	$4,047	$9,534	$11,094

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.38	$2.13	$5.06	$5.84
- Diluted	$1.36	$2.11	$5.02	$5.79

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,880,607	1,900,717	1,885,931	1,899,044
- Diluted	1,893,928	1,917,474	1,899,193	1,916,562

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Upstream
United States	$727	$828	$2,371	$2,314
International	1,977	2,551	6,939	7,712
Total Upstream	2,704	3,379	9,310	10,026
Downstream
United States	389	748	1,071	1,847
International	439	625	738	1,092
Total Downstream	828	1,373	1,809	2,939
All Other (1)	(952)	(705)	(1,585)	(1,871)
Total (2)	$2,580	$4,047	$9,534	$11,094

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Sept. 30, 2019	Dec. 31, 2018
Cash and Cash Equivalents	$11,697	$9,342
Time Deposits	$—	$950
Marketable Securities	$58	$53
Total Assets	$256,537	$253,863
Total Debt	$32,851	$34,459
Total Chevron Corporation Stockholders' Equity	$155,841	$154,554

	Three Months Ended September 30		Nine Months Ended September 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2019	2018	2019	2018
United States
Upstream	$2,102	$1,903	$5,929	$5,166
Downstream	327	377	1,381	1,155
Other	102	72	233	156
Total United States	2,531	2,352	7,543	6,477

International
Upstream	2,137	2,639	6,873	7,524
Downstream	284	132	550	341
Other	4	1	12	3
Total International	2,425	2,772	7,435	7,868
Worldwide	$4,956	$5,124	$14,978	$14,345
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$85	$61	$256	$218
International	1,349	1,350	4,322	3,897
Total	$1,434	$1,411	$4,578	$4,115

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)[1]
	Nine Months Ended September 30
OPERATING ACTIVITIES	2019	2018
Net Income	$9.5	$11.1
Adjustments
Depreciation, depletion and amortization	12.8	14.2
Distributions less than income from equity affiliates	(1.9)	(2.5)
Loss (gain) on asset retirements and sales	(0.1)	(0.6)
Deferred income tax provision	1.0	0.8
Net decrease (increase) in operating working capital	1.1	(1.9)
Other operating activity	(0.8)	0.3
Net Cash Provided by Operating Activities	$21.7	$21.5

INVESTING ACTIVITIES
Capital expenditures	(9.9)	(9.8)
Proceeds and deposits related to asset sales and returns of investment	1.1	2.1
Other investing activity(2)	—	—
Net Cash Used for Investing Activities	$(8.8)	$(7.7)

FINANCING ACTIVITIES
Net change in debt	(1.9)	(2.8)
Cash dividends — common stock	(6.7)	(6.4)
Net sales (purchases) of treasury shares	(1.8)	0.3
Distributions to noncontrolling interests	—	(0.1)
Net Cash Used for Financing Activities	$(10.5)	$(8.9)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$2.3	$4.8
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily net maturities of time deposits, partly offset by borrowings of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended September 30		Nine Months Ended September 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2019	2018	2019	2018
United States	726	654	709	599
International	1,104	1,133	1,147	1,155
Worldwide	1,830	1,787	1,856	1,754
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,243	1,061	1,178	1,011
International	5,972	5,951	5,995	5,731
Worldwide	7,215	7,012	7,173	6,742
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	934	831	906	768
International	2,099	2,125	2,146	2,110
Worldwide	3,033	2,956	3,052	2,878
SALES OF NATURAL GAS (MMCF/D):
United States	3,945	3,334	3,980	3,343
International	5,923	5,681	5,922	5,379
Worldwide	9,868	9,015	9,902	8,722
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	233	188	213	178
International	102	96	111	96
Worldwide	335	284	324	274
SALES OF REFINED PRODUCTS (MB/D):
United States	1,294	1,234	1,255	1,220
International (5)	1,356	1,435	1,344	1,449
Worldwide	2,650	2,669	2,599	2,669
REFINERY INPUT (MB/D):
United States	992	915	939	900
International	625	710	630	721
Worldwide	1,617	1,625	1,569	1,621

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	53	54	51	53
Venezuela Affiliate	0	24	4	24
(3) Includes natural gas consumed in operations (MMCF/D):
United States	34	34	34	34
International	611	567	611	569
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	399	368	377	369